Exhibit 99.1

Verrica Pharmaceuticals Announces Closing of $125 Million Debt Financing with OrbiMed

– Verrica received $50M upon the close of the transaction; $75M of additional capital available in tranches based on the achievement of certain revenue milestones –

– Proceeds from the transaction to support the commercialization of YCANTH™, which was approved by the FDA on July 21, 2023, for treatment of molluscum contagiosum –

WEST CHESTER, PA –Jul 26, 2023 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica” or “the Company”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for skin diseases requiring medical interventions, today announced the closing of the previously announced $125 million debt financing with OrbiMed (“the Agreement”), a leading healthcare investment firm.

Under the terms of the Agreement, Verrica borrowed $50 million at the close of the transaction. In addition, if specified revenue thresholds are achieved, the Company will be able to borrow an aggregate of an additional $75 million available in five tranches, which the Company believes will be sufficient to fund ongoing operations without requiring additional equity financing. The facility is a five-year term loan that matures in July 2028. The term loan will bear interest at a rate based upon the one-month secured overnight financing rate (SOFR), subject to a SOFR floor of 4% per annum, in addition to a margin of 8% per annum. Verrica also issued to OrbiMed a warrant to purchase 518,551 shares of the Company’s common stock, with an exercise price of $6.0264. Including the $50 million the Company received in connection with the closing of the Agreement, plus the Company’s $60 million in cash and cash equivalents on-hand as of March 31, 2023, the Company expects its cash runway will be extended into the first quarter of 2025.

TD Cowen served as exclusive financial advisor to Verrica on this transaction.

About Molluscum Contagiosum (Molluscum)

Molluscum is a highly contagious viral skin disease that affects approximately six million people — primarily children — in the United States. Molluscum is caused by a pox virus that produces distinctive raised, skin-toned-to-pink-colored lesions that can cause pain, inflammation, itching and bacterial infection. It is easily transmitted through direct skin-to-skin contact or through fomites (objects that carry the disease like toys, towels or wet surfaces) and can spread to other parts of the body or to other people, including siblings. The lesions can be found on most areas of the body and may carry substantial social stigma. Without treatment, molluscum can last for an average of 13 months, and in some cases, up to several years.

About YCANTH™

YCANTH™ (cantharidin) topical solution is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin (0.7% w/v) delivered via a single-use applicator. YCANTH™ is the first and only U.S. FDA-approved treatment for molluscum contagiosum, which is primarily a pediatric disease. The use of YCANTH™ is supported by results from adequate and well-controlled trials in pediatric patients 2 years of age and older. The safety and efficacy in pediatric patients below the age of 2 years have not been established.

YCANTH™ should only be administered by a trained healthcare professional. YCANTH™ is not for home use.

Indication

YCANTH (cantharidin) topical solution, 0.7% is indicated for the topical treatment of molluscum contagiosum in adult and pediatric patients 2 years of age and older.

Important Safety Information

CONTRAINDICATIONS:

None.

WARNINGS AND PRECAUTIONS:

•

YCANTH is for topical use only. YCANTH is not for oral, mucosal, or ophthalmic use. Life threatening or fatal toxicities can occur if YCANTH is administered orally. Avoid contact with the treatment area, including oral contact, after treatment. Ocular toxicity can occur if YCANTH comes in contact with eyes. If YCANTH gets in eyes, flush eyes with water for at least 15 minutes.

•

Local Skin Reactions: Reactions at the application site may occur, including vesiculation, pruritus, pain, discoloration, and erythema. Avoid application near eyes and mucosal tissue, and to healthy skin. If YCANTH contacts any unintended surface, or healthy skin, immediately remove. If severe local skin reactions occur, remove prior to the recommended 24 hours after treatment.

•	YCANTH is flammable, even after drying. Avoid fire, flame or smoking near lesion(s) during treatment and after application until removed.

ADVERSE REACTIONS:

The most common (incidence ≥1%) reactions are the following local skin reactions at the application site: vesiculation, pain, pruritus, scabbing, erythema, discoloration, application site dryness, edema, and erosion. Local skin reactions at the application site were observed in 97% of subjects treated with YCANTH during clinical trials. These local skin reactions are expected and related to the anticipated blistering response of the skin to cantharidin.

DRUG INTERACTIONS:

No studies evaluating the drug interaction potential of cantharidin have been conducted.

USE IN SPECIFIC POPULATIONS:

Pregnancy: There are no available data with use of YCANTH in pregnant women to evaluate for a drug-associated risk of major birth defects, miscarriage or adverse maternal or fetal outcomes. Given that systemic exposure to cantharidin following topical administration is low, maternal use is not expected to result in fetal exposure to the drug.

Lactation: Avoid application of YCANTH topical solution to areas with increased risk for potential ingestion by or ocular exposure to the breastfeeding child.

OVERDOSAGE:

Oral ingestion of cantharidin has resulted in renal failure, blistering and severe damage to the gastrointestinal tract, coagulopathy, seizures, and flaccid paralysis.

Please see accompanying full Prescribing Information.

To report SUSPECTED ADVERSE REACTIONS, contact Verrica Pharmaceuticals Inc. at 1-877-VERRICA (1-877-837-7422), or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. Local skin reactions are expected and should be reported if they are severe.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. On July 21, 2023, Verrica’s lead product, YCANTH™ (cantharidin) (formerly known as VP-102), became the first treatment approved by the FDA to treat pediatric and adult patients with molluscum contagiosum, a highly contagious viral skin infection affecting approximately six million people in the United States, primarily children. VP-102 is also in development to treat common warts and external genital warts, two of the largest unmet needs in medical dermatology. Verrica is developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (formerly LTX-315 and VP-LTX-315) for dermatologic oncology conditions. For more information, visit www.verrica.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the commercial launch of YCANTH, including the timing thereof, the Company’s achievement of revenue milestones under the Agreement, the availability of future financing under the Agreement, the Company’s ability to fund ongoing operations without additional equity financing if the additional $75 million is borrowed, and the Company’s ability to fund its operations into the first quarter of 2025. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

Terry Kohler

Chief Financial Officer

tkohler@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

Chris Calabrese

LifeSci Advisors

ccalabrese@lifesciadvisors.com